UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2016

Engility Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35487	61-1748527
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4803 Stonecroft Blvd. Chantilly, Virginia		20151
(Address of Principal Executive Offices)		(Zip Code)

(703) 633-8300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of John W. Barter, III

On December 20, 2016, the Board of Directors (the “Board”) of Engility Holdings, Inc. (the “Company”) voted to elect Mr. John W. Barter, III as an independent director of the Board effective as of January 3, 2017. Mr. Barter will be elected to the class of directors whose terms expire at the Company’s 2017 annual meeting of stockholders, and his term will expire at that time when his successor is duly elected and qualified. The Board has also appointed Mr. Barter to serve on the Audit Committee of the Board.

The Board has determined that Mr. Barter is an independent director under the New York Stock Exchange listing standards and the Company’s independence guidelines, as set forth in its Corporate Governance Guidelines (available on the Company’s web site at www.engilitycorp.com, under Investors — Corporate Governance). The Board has also determined that Mr. Barter meets the Audit Committee additional requirements set forth under the New York Stock Exchange listing standards and as set forth in the Audit Committee Charter (available on the Company’s web site at www.engilitycorp.com, under Investors — Corporate Governance).

Mr. Barter will not receive any additional remuneration for serving on the Board other than the standard fees paid by the Company to all of its non-employee directors as described in the Company’s definitive proxy statement for its 2016 annual meeting of stockholders, filed with the Securities and Exchange Commission on April 12, 2016.

There are no arrangements or understandings between Mr. Barter and any other person pursuant to which he was selected as a director. The Company is not aware of any transaction in which Mr. Barter has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Engility Holdings, Inc.

Date: December 27, 2016	By:	/s/ Jon Brooks
	Name:	Jon Brooks
	Title:	Vice President, Deputy General Counsel and Corporate Compliance Officer